Exhibit 2.1

INVESTMENT AGREEMENT

BY AND AMONG

GARNERO GROUP ACQUISITION COMPANY,

Q1 COMERCIAL DE ROUPAS S.A.,

ALVARO JABUR MALUF JUNIOR AND PAULO JABUR MALUF,

AND

THE OPTIONHOLDERS OF Q1 COMERCIAL DE ROUPAS S.A.
SET FORTH ON THE SIGNATURE PAGES HERETO

DATED AS OF AUGUST 26, 2015

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INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT is made and entered into as of August 26, 2015, by and among Garnero Group Acquisition Company, a Cayman Islands company (“GGAC”), Q1 Comercial de Roupas S.A., a Brazilian company (the “Company,” or after the Closing (as defined in Section 1.2 hereof), the “Surviving Corporation”), Alvaro Jabur Maluf Junior and Paulo Jabur Maluf (the “Controlling Persons”) and the persons listed under the caption “Optionholder” on the signature pages hereto (the “Optionholders”). The term “Agreement” as used herein refers to this Investment Agreement, as the same may be amended from time to time, and all schedules and exhibits hereto (including the Company Schedule and the GGAC Schedule, as defined in the preambles to Articles II and III hereof, respectively). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 10.2 hereof.

RECITALS

A.           The Controlling Persons, directly and indirectly through Persons wholly owned by the Controlling Persons (“Controlling Person Affiliates”), collectively own ordinary shares of the Company (“Company Ordinary Shares”) representing one hundred percent (100%) of the issued and outstanding capital stock of the Company as of the date hereof.

B.           Following the execution of this Agreement (but in any event prior to the Closing Date (as defined in Section 1.2 hereof)), the Controlling Persons, certain Controlling Person Affiliates and the Company shall effect a reorganization (the “Reorganization”), of which the Company shall be the surviving entity and pursuant to which the Company Ordinary Shares shall remain the sole class or series of capital stock of the Company authorized or outstanding and the Controlling Persons shall become the direct owners of all of the issued and outstanding Company Ordinary Shares (the “Outstanding Shares”).

C.           The Optionholders collectively own all of the issued and outstanding Company Options (as defined in Section 2.3 hereof), representing the right to purchase an aggregate of 4,737,600 Company Ordinary Shares (the “Option Shares,” and together with the Outstanding Shares, the “Shares”). The Optionholders have delivered irrevocable instructions to exercise in full their Company Options at the Closing Date.

D.           The Company was advised by UBS Securities LLC and UBS Brasil Serviços de Assessoria Financeira Ltda. as financial advisors to the transaction set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
THE INVESTMENT

1.1           Contribution of Shares.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Controlling Persons shall contribute, assign, transfer and deliver the Outstanding Shares to GGAC, free and clear of any Liens, except with respect to such Liens described in Schedule 1.1(a) hereto, which shall be released upon repayment of the indebtedness set forth on Schedule 5.26 hereto in accordance with the Release Letter (as defined in Section 5.26 hereof) (the “Share Contribution”), and shall receive in consideration an aggregate of five million four hundred and sixty thousand (5,460,000) new ordinary shares, par value $0.0001 per share, of GGAC (“GGAC Ordinary Shares”) free and clear of any Liens. The value of the Share Contribution shall be equivalent to the acquisition cost of the Outstanding Shares by the Controlling Persons as defined upon completion of the Reorganization (the “Share Consideration”). The Share Consideration shall be allocated and delivered to each Controlling Person, as provided in Schedule 1.1(a)(i) hereto (as amended or supplemented at the Closing Date).

(b)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Optionholders shall exercise the Company Options and contribute, assign, transfer and deliver the Option Shares to GGAC, free and clear of any Liens, except with respect to such Liens described in Schedule 1.1(a) hereto, (the “Option Contribution,” and together with the Share Contribution, the “Equity Contributions”), and shall receive in consideration an aggregate of five hundred and forty thousand (540,000) GGAC Ordinary Shares, free and clear of any Liens (the “Option Consideration,” and together with the Share Consideration, the “Investment Consideration”). The Option Consideration shall be allocated and delivered to each Optionholder, as provided in Schedule 1.1(b) hereto.

(c)           Certificates evidencing the Share Consideration and Option Consideration shall bear customary transfer restrictions and shall note the restrictions and obligations set forth in Section 1.9 hereof.

(d)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and immediately after the completion of the transactions mentioned in (a) and (b) above, GGAC shall contribute to the Company, as a capital increase, an aggregate of One Hundred and Twenty Million Brazilian Reais (R$120,000,000) in cash (the “Capital Contribution,” and together with the Equity Contributions, the “Contributions”) and shall receive in consideration an aggregate of new ordinary shares of the Company as defined upon completion of the Reorganization free and clear of any Liens (the “Company New Shares”), which amount shall be used by the Company to immediately repay the indebtedness set forth in Schedule 5.26 hereto and to release the Liens on the Outstanding Shares.

(e)            EBITDA Adjustment.

(i)           If the Company’s EBITDA in Brazilian Reais for the twelve months ended December 31, 2016 (“Actual EBITDA Amount”), as determined in accordance with this Agreement, is less than One Hundred and Fifty-Five Million Brazilian Reais (R$155,000,000) (the “Estimated EBITDA Amount”), the Controlling Persons and Optionholders shall surrender to the Company for cancellation, pro rata in proportion to the number of GGAC Shares issued to each such Controlling Person and Optionholder hereunder, a number of GGAC Ordinary Shares (the “EBITDA Shares”) corresponding to Fifty thousand (50,000) GGAC Ordinary Shares for each One Million Brazilian Reais (R$1,000,000) difference between the Estimated EBITDA Amount and the Actual EBITDA Amount, limited to 300,000 of the original number of Escrow Shares (as defined below) (the “EBITDA Variance”), and pro-rata for partial amounts; provided, however, that the number of EBITDA Shares shall in no event exceed the number of Escrow Shares (as defined in Section 1.6 hereof) and the requirement to surrender the EBITDA Shares to the Company shall be satisfied solely from the Escrow Shares (the “EBITDA Adjustment”). In case the Actual EBITDA Amount is lower than One Hundred and Forty-Nine Million Brazilian Reais (R$149,000,000), the Controlling Persons shall surrender to the Company for cancellation the remaining 300,000 of the original number of Escrow Shares (as defined below). In case the Actual EBITDA Amount is greater than One Hundred and Fifty-Five Million Brazilian Reais (R$155,000,000), the Escrow Agent shall release 300,000 of the original number of Escrow Shares (as defined below), according to the procedure set forth in Section 1.6 below.

(ii)          The Surviving Corporation shall deliver to the Committee and the Representative (each as defined in Section 1.7 hereof) a written statement of the Actual EBITDA Amount by March 31, 2017, which shall (1) provide such detailed information as may be reasonably requested by the Committee or the Representative prior to such date with respect to the Actual EBITDA Amount, (2) be derived utilizing generally accepted accounting principles, consistent with the Company’s historical practice and (3) be certified as being true and complete by an executive officer of the Surviving Corporation.

(iii)         If the Committee or the Representative (the “Disputing Party”) disagrees with the Actual EBITDA Amount and the EBITDA Variance, it shall notify the Company and the other party (the “Non-Disputing Party”) of such disagreement in writing specifying in reasonable detail any and all items of disagreement (each, an “Item of Dispute”) within ten (10) calendar days after its receipt of the written statement of the Actual EBITDA Amount. The Disputing Party and Non-Disputing Party shall use their commercially reasonable best efforts for a period of ten (10) calendar days after the Disputing Party’s delivery of such notice (or such longer period as the Disputing Party and Non-Disputing Party may mutually agree upon) to resolve any Items of Dispute raised by the Disputing Party. If, at the end of such period, the Disputing Party and Non-Disputing Party do not resolve any such Item of Dispute, either party may submit the matter to a mutually acceptable independent accounting firm of recognized national standing to review and resolve the Item of Dispute. In the event the Disputing Party and Non-Disputing Party cannot agree upon an accounting firm within five (5) days after notice from a party to the other party, they shall choose an accounting firm by lot from those accounting firms of recognized national standing practicing in Brazil having no material relationship to GGAC, the Company, the Committee, the Representative or their respective Affiliates and having offices in locations suitable to conduct such review (the accounting firm selected in accordance with the preceding two sentences is referred to herein as the “Accounting Firm”). The Disputing Party and Non-Disputing Party shall request that the Accounting Firm render a determination on each Item of Dispute, solely based on whether such Item of Dispute was prepared accurately and in accordance with Brazilian GAAP (as defined below) and consistent with past practice. The determination by the Accounting Firm shall be final, binding and conclusive on the parties. The Disputing Party and Non-Disputing Party shall make their respective submissions to the Accounting Firm within ten (10) business days after selecting such firm pursuant to this Section 1.1(e). The Disputing Party and Non-Disputing Party shall use their commercially reasonable best efforts to cause the Accounting Firm to make its determination within fifteen (15) calendar days after accepting its selection. All of the fees and expenses of the Accounting Firm shall be borne by the Surviving Corporation.

(iv)         “EBITDA” means the calculation detailed in Schedule 1.1(e)(iv) hereto, as performed in accordance with the generally accepted accounting principles of Brazil (“Brazilian GAAP”).

1.2           Closing.

(a)           The closing of the Contributions and the other transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Graubard Miller, the Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, at 10:00 a.m., New York City time, not later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature can only be satisfied or waived as of the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

(b)           At or prior to the Closing, GGAC shall deliver, or cause to be delivered, to the Company, the Controlling Persons and the Representative the following:

(i)           the Share Consideration by issuance to GGAC’s transfer agent of irrevocable instructions to issue to the Controlling Persons certificates representing GGAC Ordinary Shares in the respective names and amounts indicated in Schedule 1.1(a)(i) hereto (as amended or supplemented at the Closing Date), and to deliver such certificates to the respective addresses indicated in such schedule;

(ii)          the Capital Contribution by wire transfer of immediately available funds to the Company, in accordance with wire transfer instructions provided in writing by the Controlling Persons no later than three (3) Business Days prior to the Closing Date;

(iii)        the Option Consideration by issuance to GGAC’s transfer agent of irrevocable instructions to issue to the Optionholders certificates representing GGAC Ordinary Shares in the respective names and amounts indicated in Schedule 1.1(b) hereto, and to deliver such certificates to the respective addresses indicated in such schedule;

(iv)        the GGAC Closing Certificate (as defined in Section 6.2(a) hereof);

(v)         the opinion of Maples and Calder, counsel to GGAC, in substantially the form of Exhibit A hereto; and

(vi)        the Escrow Agreement (as defined in Section 1.6 hereof) executed by GGAC and the Committee;

(vii)       the Registration Rights Agreement (as defined in Section 5.8 hereof) executed by GGAC; and

(viii)      such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to the Company and the Controlling Persons.

(c)           At or prior to the Closing, the Company, the Controlling Persons and/or the Optionholders, as applicable, shall deliver or cause to be delivered to GGAC the following:

(i)           (A) the minutes of the General Shareholders Meeting of the Company (as defined below) approving the issuance of the Option Shares to the Optionholders due to the exercise of the Company Options, (B) the Irrevocable Instructions (as defined in Section 5.22 hereof), and (C) the share transfer book (with the entries for the transfer of the Outstanding Shares and the Options Shares to GGAC duly executed by the holders of such shares) and the share registration book of the Company, evidencing the transfer and registration of the Option Shares to GGAC and the transfer and registration of the Outstanding Shares to GGAC;

(ii)          the minutes of the General Shareholders Meeting (as defined below) approving the Capital Contribution and the issuance and delivery of the Company New Shares to GGAC, as well as the share registration book of the Company evidencing the delivery of the Company New Shares to GGAC;

(iii)         the Release Letter (as defined in Section 5.26 hereof) executed by the Company and each holder of the indebtedness set forth on Schedule 5.26 hereto;

(iv)        the Company Closing Certificate (as defined in Section 6.3(a) hereof);

(v)         the opinion of Souza, Cescon, Barrieu & Flesch Advogados, counsel to the Company, in substantially the form of Exhibit B hereto;

(vi)        the Escrow Agreement executed by the Representative;

(vii)       the Registration Rights Agreement executed by the Controlling Persons and the Optionholders;

(viii)      a Lock-Up Agreement (as defined in Section 1.9 hereof) executed by each Controlling Person and Optionholder; and

(ix)         such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to GGAC.

1.3           Adjustments to Contribution Ratios. The number of GGAC Ordinary Shares to which the Controlling Persons and the Optionholders are entitled to subscribe shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares or GGAC Ordinary Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Ordinary Shares or GGAC Ordinary Shares occurring on or after the date hereof and prior to the Effective Time.

1.4           Required Withholding. GGAC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. If GGAC intends to withhold any amount from any consideration payable or otherwise deliverable pursuant to this Agreement, GGAC shall provide a statement to the Representative no later than three (3) Business Days prior to the anticipated Closing Date setting forth the amount expected to be withheld and the grounds for such withholding and GGAC shall work in good faith with the Representative to reduce or eliminate any such withholding.

1.5           Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents to which it is a party.

1.6           Escrow. As the sole remedy for the indemnification obligations of the Controlling Persons and the Optionholders set forth in Article VII hereof, 600,000 of the GGAC Ordinary Shares to be issued to the Controlling Persons and the Optionholders hereunder (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the Controlling Persons and the Optionholders in the same proportion as the number of GGAC Ordinary Shares being issued to them hereunder, all in accordance with the terms and conditions of an escrow agreement to be entered into at the Closing between GGAC, the Representative and Continental Stock Transfer & Trust Company (“Continental”), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit C hereto (the “Escrow Agreement”). On the date (the “Basic Indemnity Escrow Termination Date”) that is the later of (i) thirty (30) days after the date on which the Company delivers to GGAC its audited financial statements for its 2016 fiscal year and (ii) the date the EBITDA Adjustment is finally determined in accordance with Section 1.1(e) hereof, the Escrow Agent shall release 300,000 of the original number of Escrow Shares, less that number of Escrow Shares applied in satisfaction of, or reserved with respect to, indemnification claims made prior to such date, and less that number of Escrow Shares surrendered or to be surrendered to the Company in satisfaction of the EBITDA Adjustment, to the owners thereof. The remaining Escrow Shares (the “Tax Indemnity Shares”) shall be available for indemnification only with respect to Tax Indemnification Claims (as hereinafter defined). On the date (the “Tax Indemnity Escrow Termination Date”) that is thirty (30) days after the date on which the Company delivers to GGAC its audited financial statements for its 2017 fiscal year, the Escrow Agent shall deliver the Tax Indemnity Shares, less any of such shares applied in satisfaction of, or reserved with respect to, a Tax Indemnification Claim made prior to such date, to the owners thereof. Any Escrow Shares reserved with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such owners promptly upon such resolution. “Tax Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to a breach of the representations and warranties set forth in Section 2.15 hereof.

1.7           Committee and Representative for Purposes of Escrow Agreement.

(a)           GGAC Committee. Prior to the Closing, the board of directors of GGAC shall appoint a committee (the “Committee”) consisting of at least two of its then independent members to act on behalf of GGAC to take all necessary actions and make all decisions pursuant to this Agreement and the Escrow Agreement after the Closing. In the event of a vacancy in such committee, the board of directors of GGAC shall appoint as a successor a Person who was an independent director of GGAC prior to the Closing Date or, in the event of an inability to appoint same, another Person who would qualify as an “independent” director of GGAC and who has not had any material relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII and the Escrow Agreement.

(b)           Representative. The Controlling Persons and the Optionholders hereby appoint Alvaro Jabur Maluf Junior as their representative (the “Representative”) to take any and all actions and make any decisions required or permitted to be taken by the Controlling Persons and the Optionholders under this Agreement or the Escrow Agreement. The execution of this Agreement by each of the Controlling Persons and the Optionholders shall be deemed acceptance by such party of the appointment of the Representative to act in such party’s behalf. Should the Representative resign or be unable to serve, a new Representative shall be selected by majority vote of the Controlling Persons and the Optionholders (each voting in proportion to their respective economic interest in the GGAC Ordinary Shares to be issued hereunder). The Representative shall not be liable to the Controlling Persons and the Optionholders for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Representative while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). A decision, act, consent or instruction of the Representative shall be final, binding and conclusive and not subject to challenge by any recipient. GGAC and the Company are hereby relieved from any liability to any person for any acts done by Representative and any acts done by GGAC or the Company in accordance with any such decision, act, consent or instruction of the Representative. GGAC, the Company and each of their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation.

1.8           Matters Relating to the Controlling Persons and the Optionholders.

(a)           Each Controlling Person and Optionholder, for himself, herself or itself only, represents and warrants as follows:

(i)           it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Controlling Person or Optionholder of the transactions contemplated hereby (including the Equity Contributions) have been duly and validly authorized by all necessary action on the part of such Controlling Person or Optionholder and no other proceedings on the part of such Controlling Person or Optionholder, other than compliance by the Optionholders with Section 5.22 hereof, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by such Controlling Person or Optionholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of such Controlling Person or Optionholder, enforceable against such Controlling Person or Optionholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(ii)          except as set forth in Section 2.5 of the Company Schedule, its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on itself or the Company or prevent consummation of the Equity Contributions or otherwise prevent the parties hereto from performing their respective obligations under this Agreement;

(iii)        it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act;

(iv)        it is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under Regulation D of the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3);

(v)         it owns the Outstanding Shares and Company Options listed in Schedules 1.1(a) hereto as being owned by it, in each case free and clear of all Liens, except with respect to such Liens described in Schedule 1.1(a) hereto that shall be released upon repayment of the indebtedness set forth on Schedule 5.26 hereto in accordance with the Release Letter, and has not granted to any other Person any options or other rights to buy such securities, nor has it granted any interest in such securities to any Person of any nature;

(vi)        it is acquiring the Share Consideration or Option Consideration for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws;

(vii)       it has not, directly or indirectly, offered the Share Consideration or Option Consideration to anyone or solicited any offer to buy the Share Consideration or Option Consideration from anyone, so as to bring such offer and sale of the Share Consideration or Option Consideration by such Controlling Person or Optionholder within the registration requirements of the Securities Act;

(viii)      it acknowledges that (1) the Share Consideration and Option Consideration are not registered under any federal or state securities laws and the Share Consideration and Option Consideration are subject to the provisions of Section 1.6 and 1.9 hereof, (2) certificates evidencing the shares comprising the Share Consideration and Option Consideration shall bear appropriate restrictive legends, (3) such shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available and (4) such Controlling Person or Optionholder can bear the loss of his, her or its entire investment in GGAC;

(ix)         it has been furnished with, or has been provided access to, all reports that GGAC has filed with the Securities and Exchange Commission (the “SEC”) and anything else which such Controlling Person or Optionholder has requested relating to the foregoing and has been afforded the opportunity to ask questions and receive answers from GGAC’s directors and officers and to otherwise obtain any additional information deemed necessary or advisable by such Controlling Person or Optionholder and his, her or its representatives to evaluate the Controlling Person or Optionholder’s acquisition of the Share Consideration or Option Consideration; and

(x)          it has been fully apprised of all facts and circumstances necessary to permit such Controlling Person or Optionholder to make an informed decision about acquiring the Share Consideration and Option Consideration, including reading the current and proposed business, management, financial condition and affairs of GGAC, that it has sufficient sophistication and knowledge and experience in business and financial matters such that it is capable of evaluating the merits and risks of an investment in GGAC represented by the Share Consideration or Option Consideration.

(b)           If Outstanding Shares are held by one or more Controlling Person Affiliates as of the date this representation and warranty is made, the Controlling Persons, jointly and severally, hereby make the representation and warranties set forth in Section 1.8(a) hereof with respect to each such Controlling Person Affiliate as if such Controlling Person Affiliate was a “Controlling Person.” The Controlling Persons hereby further represent and warrant that they collectively own all of the outstanding equity securities of each such Controlling Person Affiliate, free and clear of all Liens, except with respect to such Liens described in Schedule 1.1(a) hereof that shall be released upon repayment of the indebtedness set forth on Schedule 5.26 hereto in accordance with the Release Letter, and there are no outstanding options, warrants or other rights obligating the Controlling Persons or any such Controlling Person Affiliate to issue or sell any such securities.

(c)           Each Optionholder, for himself, herself or itself only, represents and warrants that it has delivered to the Company Irrevocable Instructions in accordance with Section 5.22 hereof, that it has taken no action to amend, revoke or otherwise modify such instructions, that upon exercise of the Company Options, it will own the Option Shares, free and clear of all Liens, except for the Liens described in Schedule 1.1(a) hereto that shall be released upon repayment of the indebtedness set forth on Schedule 5.26 hereto in accordance with the Release Letter (subject to the assignment to GGAC contemplated by Section 5.22 hereof), and that it has not granted to any other Person any options or other rights to buy such securities, nor has it granted any interest in such securities to any Person of any nature.

1.9           Sale Restriction. Each of the GGAC Ordinary Shares issued to the Controlling Persons and Optionholders shall be subject to certain restrictions on transfer, in accordance with the terms of the Lock-Up Agreement (the “Lock-Up Agreement”) in the form of Exhibit D hereto to be executed and delivered to GGAC by each of the Controlling Persons and Optionholders simultaneously with the execution hereof. Certificates representing GGAC Ordinary Shares issued as a result of the Equity Contributions shall bear a prominent legend to such effect.

Article II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Controlling Persons hereby represent and warrant to GGAC as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1           Organization and Qualification.

(a)           The Company is duly incorporated, validly existing and in good standing under the laws of Brazil and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the by-laws (such documents of an entity, or other comparable governing instruments with different names, are collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to GGAC or GGAC’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b)           The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is so qualified or licensed is listed in Section 2.1(b) of the Company Schedule.

(c)           The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its board of directors (and any committees thereof) or similar governing bodies and shareholders or similar holders of voting interests (such records of an entity, are collectively referred to herein as “Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to GGAC or GGAC’s counsel.

(d)           The stock transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to GGAC or GGAC’s counsel.

2.2           Subsidiaries.

(a)           The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Section 2.2(a) of the Company Schedule (the “Subsidiaries”). Except for the equity interests held by the Controlling Persons in the Subsidiaries as set forth in Section 2.2(a) of the Company Schedule, which they shall cease to own at or prior to the Closing in accordance with Section 5.15 hereof, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)           Each Subsidiary is a limited liability company and is duly organized or formed, validly existing and in good standing under the laws of Brazil (as listed in Section 2.2(b) of the Company Schedule) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to GGAC or GGAC’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)           Each Subsidiary is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Section 2.2(c) of the Company Schedule.

(d)           The minute books of each Subsidiary contain true, complete and accurate Corporate Records since the time of such Subsidiary’s formation. Copies of such records of have been made available to GGAC or GGAC’s counsel.

2.3           Capitalization.

(a)           As of the date hereof the Controlling Person Affiliates are, and as of the Closing Date, the Controlling Persons and the Optionholders, after the exercise of the Company Options, will be, the direct owners of one hundred percent (100%) of the capital stock of the Company. All of the Company Ordinary Shares that are outstanding as of the date hereof are, and all of the Company Ordinary Shares that will be outstanding as of the Closing Date will be, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Company’s Charter Documents or any agreement to which the Company is a party or by which it is bound, and free and clear of all Liens, except as set forth on Section 2.3(a) of the Company Schedule. Other than Company Ordinary Shares, the Company has no class or series of securities authorized by its Charter Documents. Section 2.3(a) of the Company Schedule contains a true and complete list of all of the shareholders of the Company, the number of Company Ordinary Shares owned by each shareholder and each shareholder’s state, country or province of residence. Except as set forth in Section 2.3(a) of the Company Schedule, the Company has no outstanding options to purchase Company Ordinary Shares (“Company Options”). The Optionholders are the direct owners of one hundred percent (100%) of the Company Options. Other than Company Options, the Company has no outstanding warrants or other rights or derivative securities to purchase Company Ordinary Shares. Section 2.3(a) of the Company Schedule contains a true and complete list of all of the holders of Company Options, a description of the material terms of each Company Option, the number of Company Ordinary Shares issuable upon exercise of each Company Option and the state, country or province of residence of each holder of Company Options. All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Contributions. All outstanding Company Ordinary Shares and Company Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Material Company Contracts (as defined in Section 2.19 hereof). The Company has made available to GGAC or GGAC’s counsel true and accurate copies of the forms of documents used for the issuance of Company Options.

(b)           Except as described in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any share capital, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c)           There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d)           No outstanding Company Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e)           Except as described in Section 2.3(a) hereof, no shares, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the consummation of the transactions contemplated hereby.

(f)           The authorized and outstanding share capital, membership interests or similar equity securities of each Subsidiary are set forth in Section 2.3(f) of the Company Schedule. Except as set forth in Section 2.3(f) of the Company Schedule, the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4           Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and shareholders). The General Shareholders Meeting described in Section 5.27 hereof is sufficient to constitute shareholder approval of the matters set forth in Section 5.27 hereof, which constitute all of the matters requiring approval of the Company’s shareholders in connection with the Contributions and the other transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5           No Conflict; Required Filings and Consents. Except as set forth in Section 2.5 of the Company Schedule:

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the consents, approvals, authorizations and permits described in Section 2.5 of the Company Schedule, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent consummation of the Contributions or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

2.6           Compliance. The Company has complied during the immediately preceding three years with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements. The Company is not in default or violation of any term, condition or provision of any applicable Charter Documents. During the immediately preceding three years, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person) except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The Company is not in violation of any term of any Material Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7           Financial Statements; Internal Controls.

(a)           The Company has provided to GGAC a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended on December 31, 2014, 2013 and 2012 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)           The books of account and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(c)           Except as otherwise noted in the Audited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which to the Company’s knowledge do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8           No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in, reserved against or otherwise disclosed in the latest balance sheet included in the Audited Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since December 31, 2014, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement. The Company is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

2.9           Absence of Certain Changes or Events. Since the date of the latest balance sheet included in the Audited Financial Statements, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any change in the auditors of the Company, (vii) any issuance of share capital of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any incurrence of debt by the Company other than trade debt in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10          Litigation. Except as disclosed in Section 2.10 of the Company Schedule, there are no material claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole.

2.11         Employee Benefit Plans.

(a)            Section 2.11(a) of the Company Schedule lists all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to GGAC in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Section 2.11(a) of the Company Schedule, each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company or any of its Subsidiaries (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)           Except as disclosed in Section 2.11(b) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c)           None of the Plans are subject to the Employee Retirement Income Security Act of 1974, as amended.

2.12          Labor Matters.

(a)           Except as set forth on Section 2.12(a) of the Company Schedule, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. Except as would not be reasonably expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, there are no pending grievance or similar proceedings involving the Company or its Subsidiaries or any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b)           (i) Each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement, but in any event not more than ninety (90) days, and (ii) except as set forth on Section 2.12(b) of the Company Schedule, there are no agreements or understandings between the Company or its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. The Company has no knowledge that any of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. There are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to GGAC.

(c)           The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees respecting employment, employment practices, terms and conditions of employment and wages and hours. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Audited Financial Statements and the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Section 2.12(c) of the Company Schedule, there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d)           No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13          Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole.

2.14          Title to Property.

(a)           The Company and its Subsidiaries do not own any real property.

(b)           All leases of real property held by the Company and its Subsidiaries, and all personal property and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by Brazilian GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in the ordinary course of business. Section 2.14(c) of the Company Schedule contains a list of all leases of real property and Personal Property held by the Company and its Subsidiaries (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the Personal Property owned respectively by each such entity, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company or any of its Subsidiaries.

(c)           All leases pursuant to which the Company and/or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole.

(d)           The Company and its Subsidiaries are in possession of, or have valid and effective rights to, all properties, assets and rights required, in all material respects for the effective conduct of their business, as they are currently operated, in the ordinary course.

2.15         Taxes.

(a)           Tax Definitions. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b)           Tax Returns and Audits. Except as set forth in Section 2.15 of the Company Schedule:

(i)          The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company or its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii)         All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)        The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv)         To the knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v)          No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

vi)          The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

2.16          Environmental Matters.

(a)           Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company and its Subsidiaries; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the Company or its Subsidiaries; (iv) to the Company’s knowledge, the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)           As used in this Agreement, the term “Environmental Law” means any applicable law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to human health or the environment.

(c)           As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d)           There have been no environmental studies and investigations completed within the last five (5) years or that are in process commissioned by the Company and/or its Subsidiaries, including to the knowledge of the Company all phase reports.

2.17          Brokers; Third Party Expenses. Except as set forth in Section 2.17 of the Company Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby, and neither the Company nor any of its Subsidiaries has entered into any arrangements that would obligate the Company or any of its Affiliates to issue any shares, options, warrants or other securities to any third party as a result of this Agreement.

2.18          Intellectual Property.

(a)           Section 2.18(a) of the Company Schedule contains a description of all material Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

(i)           “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii)          “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii)         “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv)         “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(v)          “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

(b)           The Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their respective business as presently conducted. No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries taken as a whole.

(c)           Section 2.18(c) of the Company Schedule lists all Company Intellectual Property owned by each of the Company and its Subsidiaries free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), and regarding which a transfer to Colombo Franchising Ltda. has been filed prior to the date hereof, such transfer to be cancelled prior to Closing, according to Section 5.29 below. The Company and its Subsidiaries are the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries including the sale of any products or the provision of any services by the Company and its Subsidiaries.

(d)           The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any claims or threats in writing from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19          Agreements, Contracts and Commitments.

(a)           Section 2.19 of the Company Schedule sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the SEC if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate in any twelve month period or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever in excess of $2,000,000, (y) each Company Contract that otherwise is material to the businesses, operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)           any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, shareholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii)         any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)        any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings in excess of $3,000,000, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)        any Company Contract of employment with executive management;

(v)         any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(vi)        any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(vii)       any Company Contract containing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)      any collective bargaining agreement with any labor union;

(ix)         any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(x)          any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b)           Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. Except as set forth in Section 2.19(b) of the Company Schedule, true, correct and complete copies of all Material Company Contracts have been made available to GGAC or GGAC’s counsel.

(c)           To the best of the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20         Insurance. Section 2.20 of the Company Schedule sets forth the Company’s and its Subsidiaries’ insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, “Insurance Policies”).

2.21         Governmental Actions/Filings.

(a)           The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. To the Company’s knowledge, each such Governmental Action/Filing is in full force and effect and will be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company or any of its Subsidiaries taken as a whole.

(b)           For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22         Interested Party Transactions. No employee, officer, director or shareholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Section 2.22 of the Company Schedule, the Company and its Subsidiaries are not indebted to any employee, officer, director or shareholder of the Company. To the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each employee, shareholder, officer or director of the Company or any of its Subsidiaries and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or any of its Subsidiaries. Except as set forth in Section 2.22 of the Company Schedule, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

2.23         Antitrust Filing. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not require any consent or approval of, or any notice to or other filing with, the Brazilian Antitrust Authority (“CADE”), as the Company and its economic group do not achieve the BRL750,000,000.00 turnover threshold established in Law 12.529/2011, as amended by the MF/MJ Joint Ordinance No. 994/12.

2.24         No Illegal or Improper Transactions. Since January 1, 2012, neither the Company nor any of its Subsidiaries nor any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries acting on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.25         Survival of Representations and Warranties. The representations and warranties of the Company, the Controlling Persons and the Optionholders set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a) hereof.

Article III
REPRESENTATIONS AND WARRANTIES OF GGAC

Subject to the exceptions set forth in Schedule 3 attached hereto (the “GGAC Schedule”), GGAC represents and warrants to the Company, the Controlling Persons and the Optionholders, as follows:

3.1           Organization and Qualification.

(a)           GGAC is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by GGAC to be conducted. GGAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by GGAC to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GGAC. Complete and correct copies of the Charter Documents of GGAC, as amended and currently in effect, have been heretofore delivered to the Company and the Controlling Persons. GGAC is not in violation of any of the provisions of GGAC’s Charter Documents.

(b)           GGAC is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on GGAC.

3.2           Subsidiaries and Other Interests.

(a)           GGAC has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and GGAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)           GGAC does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

3.3           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of GGAC consists of 120,000,000 GGAC Ordinary Shares and 1,000,000 preferred shares, par value $0.0001 per share (“GGAC Preferred Shares”), of which 18,602,813 GGAC Ordinary Shares and no GGAC Preferred Shares are issued and outstanding. Except as set forth in Section 3.3(a) of the GGAC Schedule, all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of GGAC or any agreement to which GGAC is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Section 3.3(a) of the GGAC Schedule, GGAC has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of GGAC on any matter.

(b)           Except as set forth in Section 3.3(b) of the GGAC Schedule, there are no (i) existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate GGAC to issue, transfer or sell any shares of GGAC capital stock or make any payments in lieu thereof, (ii) agreements or understandings to which GGAC is a party with respect to the voting of any shares of GGAC capital stock or which restrict the transfer of any such shares, nor does GGAC have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares, (iii) outstanding contractual obligations of GGAC to repurchase, redeem or otherwise acquire any shares of GGAC capital stock or any other securities of GGAC, (iv) outstanding options to purchase GGAC Ordinary Shares or GGAC Preferred Shares granted to employees of GGAC or other parties, (v) outstanding warrants to purchase GGAC Ordinary Shares or GGAC Preferred Shares or (vi) outstanding notes, debentures or securities convertible into GGAC Ordinary Shares or GGAC Preferred Shares. All GGAC Ordinary Shares and GGAC Preferred Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding securities of GGAC have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable GGAC Contracts (as defined in Section 3.19 hereof).

(c)           Except as set forth in Section 3.3(c) of the GGAC Schedule, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which GGAC is a party or by which GGAC is bound with respect to any security of any class of GGAC.

(d)           Except for the Share Consideration and the Option Consideration and as set forth in Section 3.3(d) of the GGAC Schedule, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of GGAC are issuable and no rights in connection with any shares, warrants, options or other securities of GGAC accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(e)           All GGAC Ordinary Shares to be issued in connection with the transactions contemplated hereby, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or any Liens.

3.4           Authority Relative to this Agreement. GGAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that GGAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out GGAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby. Other than the GGAC Shareholder Approval (as defined in Section 5.1(b) hereof), the execution and delivery of this Agreement by GGAC and the consummation by GGAC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GGAC (including the approval by its board of directors), and no other corporate proceedings on the part of GGAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GGAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of GGAC, enforceable against GGAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by GGAC does not, and the performance of this Agreement by GGAC shall not: (i) conflict with or violate GGAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair GGAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of GGAC pursuant to, any GGAC Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on GGAC.

(b)           The execution and delivery of this Agreement by GGAC does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which GGAC is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GGAC, or prevent consummation of the Contributions or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

3.6           Compliance. GGAC has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on GGAC. The business and activities of GGAC have not been and are not being conducted in violation of any Legal Requirements. GGAC is not in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by GGAC.

3.7           SEC Filings; Financial Statements; Internal Controls.

(a)           GGAC has made available to the Company a correct and complete copy of each report and registration statement filed by GGAC with the SEC (the “GGAC SEC Reports”), which are all the forms, reports and documents required to be filed by GGAC with the SEC prior to the date of this Agreement. All GGAC SEC Reports required to be filed by GGAC prior to the date of this Agreement were filed in a timely manner. As of their respective dates the GGAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GGAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, GGAC makes no representation or warranty whatsoever concerning any GGAC SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the GGAC SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b)           Except as set forth in Section 3.7(b) of the GGAC Schedule, each set of financial statements (including, in each case, any related notes thereto) contained in GGAC SEC Reports, including each GGAC SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of GGAC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on GGAC taken as a whole.

(c)           GGAC maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning GGAC is made known on a timely basis to the individuals responsible for the preparation of GGAC’s filings with the SEC and other public disclosure documents.

(d)           To the knowledge of GGAC, GGAC’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to GGAC within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8           No Undisclosed Liabilities. GGAC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in GGAC SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of GGAC, except (i) liabilities provided for in or otherwise disclosed in GGAC SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since March 31, 2015 in the ordinary course of business, none of which would have a Material Adverse Effect on GGAC. GGAC is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

3.9           Absence of Certain Changes or Events. Except as set forth in GGAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since March 31, 2015, there has not been: (i) any Material Adverse Effect on GGAC, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of GGAC’s capital stock, or any purchase, redemption or other acquisition by GGAC of any of GGAC’s capital stock or any other securities of GGAC or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of GGAC’s capital stock, (iv) any granting by GGAC of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by GGAC of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by GGAC of any increase in severance or termination pay or any entry by GGAC into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving GGAC of the nature contemplated hereby, (v) any material change by GGAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of GGAC, (vi) any issuance of capital stock of GGAC, or (vii) any revaluation by GGAC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of GGAC other than in the ordinary course of business.

3.10         Litigation. There are no claims, suits, actions or proceedings pending or to GGAC’s knowledge, threatened against GGAC, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11         Employee Benefit Plans. GGAC does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of GGAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12         Labor Matters. Except as set forth in Section 3.12 of the GGAC Schedule, GGAC does not have nor has it had any employees since its organization. GGAC is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GGAC and GGAC does not know of any activities or proceedings of any labor union to organize any such employees.

3.13         Business Activities. Since its organization, GGAC has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the GGAC Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon GGAC or to which GGAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GGAC, any acquisition of property by GGAC or the conduct of business by GGAC as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on GGAC.

3.14         Title to Property. GGAC does not own or lease any real property or personal property. Except as set forth in Section 3.14 of the GGAC Schedule, there are no options or other contracts under which GGAC has a right or obligation to acquire or lease any interest in real property or personal property.

3.15         Taxes. Except as set forth in Section 3.15 of the GGAC Schedule:

(a)           GGAC has timely filed all Tax Returns required to be filed by GGAC with any Tax authority prior to the date hereof, except such Tax Returns which are not material to GGAC. All such Tax Returns are true, correct and complete in all material respects. GGAC has paid or accrued for in GGAC’s books and records of account all Taxes shown to be due on such Tax Returns.

(b)           All Taxes that GGAC is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           GGAC has not been delinquent in the payment of any material Tax that has not been accrued for in GGAC’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against GGAC, nor has GGAC executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Tax Return of GGAC by any Tax authority is presently in progress, nor has GGAC been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any Tax Returns filed by GGAC has been proposed in writing, formally or informally, by any Tax authority to GGAC or any representative thereof.

(f)           GGAC has no liability for any material unpaid Taxes which have not been accrued for or reserved on GGAC’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to GGAC, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of GGAC in the ordinary course of business, none of which is material to the business, results of operations or financial condition of GGAC.

3.16         Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) GGAC has complied with all applicable Environmental Laws; (ii) GGAC is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) GGAC has not been associated with any release or threat of release of any Hazardous Substance; (iv) GGAC has not received any notice, demand, letter, claim or request for information alleging that GGAC may be in violation of or liable under any Environmental Law; and (v) GGAC is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17         Brokers. Except as set forth in Section 3.17 of the GGAC Schedule, GGAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, and GGAC has not entered into any arrangements that would obligate the GGAC or any of its Affiliates to issue any shares, options, warrants or other securities to any third party as a result of this Agreement.

3.18         Intellectual Property. GGAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Garnero Group Acquisition Company.”

3.19         Agreements, Contracts and Commitments.

(a)           Except as set forth in the GGAC SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.19 of the GGAC Schedule, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which GGAC is a party or by or to which any of the properties or assets of GGAC may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by GGAC on less than 30 days’ or less prior notice (“GGAC Contracts”). All GGAC Contracts are listed in Section 3.19 of the GGAC Schedule other than those that are exhibits to the GGAC SEC Reports.

(b)           Except as set forth in the GGAC SEC Reports filed prior to the date of this Agreement, each GGAC Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all GGAC Contracts (or written summaries in the case of oral GGAC Contracts) have been heretofore been made available to the Company or Company counsel.

(c)           Neither GGAC nor, to the knowledge of GGAC, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any GGAC Contract, and no party to any GGAC Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on GGAC. Each agreement, contract or commitment to which GGAC is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on GGAC.

3.20         Insurance. Except for directors’ and officers’ liability insurance, GGAC does not maintain any Insurance Policies.

3.21         Interested Party Transactions. Except as set forth in the GGAC SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or shareholder of GGAC or a member of his or her immediate family is indebted to GGAC nor is GGAC indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of GGAC; (b) to GGAC’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom GGAC is affiliated or with whom GGAC has a material contractual relationship, or any Person that competes with GGAC, except that each employee, shareholder, officer or director of GGAC and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with GGAC; and (c) to GGAC’s knowledge, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with GGAC (other than such contracts as relate to any such individual ownership of capital stock or other securities of GGAC).

3.22         Indebtedness. GGAC has no indebtedness for borrowed money.

3.23         Listing of Securities. GGAC’s securities are listed for trading on The Nasdaq Capital Market (“Nasdaq”). There is no action or proceeding pending or, to GGAC’s knowledge, threatened against GGAC by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of any of GGAC’s securities on Nasdaq.

3.24         Board Approval. The board of directors of GGAC (including any required committee or subgroup of the board of directors of GGAC) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Contributions and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Contributions are in the best interests of the shareholders of GGAC, and (iii) determined that the fair market value of the Shares is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25 hereof).

3.25         Trust Fund. As of the date hereof and at the Closing Date, GGAC has and will have no less than $144,468,755 in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.19 hereof.

3.26         Governmental Filings. Except as set forth in Section 3.26 of the GGAC Schedule, GGAC has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by GGAC of its business (as presently conducted) or used or held for use by GGAC, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Section 3.26 of the GGAC Schedule, will not expire prior to June 30, 2016, and GGAC is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon GGAC.

3.27         Antitrust Filing. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not require any consent or approval of, or any notice to or other filing with, the Brazilian Antitrust Authority (“CADE”), as GGAC and its economic group do not achieve the BRL750,000,000.00 turnover threshold established in Law 12.529/2011, as amended by the MF/MJ Joint Ordinance No. 994/12.

3.28         Survival of Representations and Warranties. The representations and warranties of GGAC set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a) hereof.

Article IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by the Company, its Subsidiaries and GGAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries, and GGAC shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and GGAC shall not do any of the following:

(a)           waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans,;

(b)           grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or GGAC, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or GGAC license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or GGAC as applicable;

(d)           declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries and GGAC, as applicable;

(f)           except as permitted by Section 5.2 hereof, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)           amend its Charter Documents, except for the corporate documents and amendments necessary to effect the Reorganization;

(h)           acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of GGAC, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement (as defined in Section 5.1 hereof);

(i)           sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)           except in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GGAC, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           except for the GGAC Plan (as defined in Section 5.1 hereof) or any new or amended employment agreements mutually agreed between GGAC, the Company and the applicable employee, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)            pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the GGAC SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m)          waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or GGAC is a party or of which the Company or GGAC is a beneficiary, as applicable;

(n)          except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or GGAC Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o)          except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(p)          except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $3,000,000 in any 12 month period;

(q)          settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(r)           make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s)           form, establish or acquire any subsidiary;

(t)           permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u)          make capital expenditures in excess of $3,000,000 in the aggregate;

(v)          make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w)          enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of GGAC, advancement or reimbursement of expenses in connection with GGAC’s search for a business combination; or

(x)           agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

Article V
ADDITIONAL AGREEMENTS

5.1           Proxy Statement; Extraordinary General Meeting.

(a)           Within thirty (30) days after the date hereof, the Company shall provide to GGAC:

(i)           A correct and complete copy of the Audited Financial Statements complying as to form in all material respects, and prepared in accordance with U.S. GAAP, as modified by the rules and regulations of the SEC, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such Audited Financial Statements shall fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(ii)          A correct and complete copy of the unaudited consolidated financial statements of the Company for the six month period ended June 30, 2015 (including any notes related thereto) complying as to form in all material respects, and prepared in accordance with U.S. GAAP, as modified by the rules and regulations of the SEC, applied on a consistent basis throughout the period involved and in a manner consistent with the preparation of the Audited Financial Statements (the “Unaudited Financial Statements”). The Unaudited Financial Statements shall fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements shall be subject to normal audit adjustments that shall not be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole and shall not include all footnotes.

(b)           As soon as is reasonably practicable after receipt by GGAC from the Company of the Audited Financial Statements and Unaudited Financial Statements pursuant to Section 5.1(a) hereof, and all other financial and other information relating to the Company as GGAC may reasonably request for their preparation, GGAC shall prepare proxy materials, with the assistance of the Company, and file the same with the SEC under the Exchange Act, and with all other applicable regulatory bodies, for the purpose of soliciting proxies from holders of GGAC Ordinary Shares to vote, at a meeting of holders of GGAC Ordinary Shares to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of (A) the adoption of this Agreement and the approval of the Contributions (“GGAC Shareholder Approval”), (B) amending and restating GGAC’s Memorandum and Articles of Association, effective upon the Closing, providing for, among other things, (I) the change of the name of GGAC to “Garnero Colombo Inc.”; (II) the existence of GGAC to be perpetual; and (III) the removal of various provisions no longer applicable to GGAC following consummation of the transactions contemplated herein (collectively, the “Charter Amendments”); (C) the adoption of an incentive plan (the “GGAC Plan”) that will provide for the reservation thereunder of no more than 10% of the GGAC Ordinary Shares to be outstanding immediately after the Closing Date; (D) the election to the board of directors of GGAC of the individuals determined in accordance with Section 5.24 hereof; (F) any other proposals GGAC and the Company deem necessary or desirable to effectuate the transactions contemplated herein; and (G) an adjournment proposal, if necessary, to adjourn the Extraordinary General Meeting if, based on the tabulated vote count or elections to convert GGAC Ordinary Shares into cash in accordance with GGAC’s Charter Documents, GGAC would not be authorized to proceed with the Contributions or the conditions to closing in Article VI hereof would not be met. Such proxy materials shall be in the form of a proxy statement to be used for the purposes of soliciting such proxies from holders of GGAC Ordinary Shares for the matters to be acted upon at the Extraordinary General Meeting (the “Proxy Statement”). GGAC, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable best efforts to cause the Proxy Statement to be approved by the SEC for mailing to the holders of GGAC Ordinary Shares as promptly as practicable. GGAC will advise the Company and the Controlling Persons promptly after it receives notice thereof, of the time when the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)           As soon as practicable following approval by the SEC, GGAC shall distribute the Proxy Statement to the holders of GGAC Ordinary Shares and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”) and, subject to the other provisions of this Agreement, solicit proxies from the holders of GGAC Ordinary Shares to vote in favor of the adoption of this Agreement and the approval of the Contributions and the other matters presented to the shareholders of GGAC for approval or adoption at the Extraordinary General Meeting, including, without limitation, the matters described in Section 5.1(b) hereof.

(d)           GGAC shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Companies Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extraordinary General Meeting.

(e)           GGAC, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of GGAC Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the Contributions and the other matters described in Section 5.1(b) hereof, and shall otherwise use commercially reasonable best efforts to obtain the GGAC Shareholder Approval. At no time shall the board of directors of GGAC withdraw or modify such recommendation; provided, however, the board of directors of GGAC may withdraw or modify such recommendation, if the board of directors of GGAC determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law.

(f)           No amendment or supplement to the Proxy Statement will be made by GGAC without the approval of the Company which shall not be unreasonably withheld and GGAC shall promptly transmit any such amendment or supplement to its shareholders, if at any time prior to the Extraordinary General Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement.

5.2           Private Placement. Commencing on the date hereof, GGAC and the Company shall use commercially reasonable best efforts to take such actions as may be necessary to consummate simultaneously with the Closing a private placement of up to $100,000,000 of equity securities, or securities exercisable or exchangeable for, or convertible into, equity securities, of GGAC, on terms reasonably satisfactory to GGAC and the Company (the “Private Placement”), with the assistance of a syndicate of financial institutions mutually agreeable to GGAC and the Company, led by Credit Suisse. Using the information provided by the Company pursuant to Section 5.1(a) and (b) hereof, and with such other information and assistance of the Company as GGAC shall reasonably request, GGAC shall cause to be prepared a private placement memorandum (the “Private Placement Memorandum”) for the purpose of offering such securities to potential investors in the Private Placement.

5.3           Corporate Reorganization. Prior to Closing, the Company, certain Controlling Person Affiliates and the Controlling Persons shall use commercially reasonable best efforts to effect the Reorganization in accordance with the steps set forth in Schedule 5.3 hereto, such that the conditions set forth in Section 6.3(o) hereof are satisfied.

5.4           Other Actions.

(a)           As promptly as practicable after execution of this Agreement, GGAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, GGAC and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)           Prior to the Closing, GGAC shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Contributions in any report or form to be filed with the SEC (the “Closing Form 8-K”). Prior to Closing, GGAC and the Company shall prepare a mutually agreeable press release announcing the consummation of the Contributions hereunder (“Closing Press Release”). Concurrently with the Closing, the Company shall distribute the Closing Press Release. As soon as practicable after the Closing, GGAC shall file the Closing Form 8-K with the SEC.

(c)           GGAC shall file all such forms, reports and documents required to be filed by it with the SEC subsequent to the date of this Agreement through the Closing Date (the “Additional GGAC SEC Reports”) and such Additional GGAC SEC Reports shall be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. The Additional GGAC SEC Reports will not, at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 5.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.5           Required Information.

(a)           In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of GGAC and/or the Company to any Government Entity or other third party in connection with the Contributions and the other transactions contemplated hereby (each, a “Reviewable Document”), and in connection with the preparation of the Private Placement Memorandum and for other reasonable purposes, the Company and GGAC each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, shareholders and Affiliates and such other matters as may be reasonably necessary or advisable in connection with the Contributions and the preparation of such documents or for such other reasonable purposes. Each party warrants and represents to the other party that, as of the date of filing, issuance or other submission or public disclosure of such document and the Closing Date, or in the case of the Private Placement Memorandum, as of the date of the Private Placement Memorandum, the date of sale of the securities offered thereby and as of Closing Date, all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document). Any such information consisting of financial statements shall be prepared in accordance with U.S. GAAP, as modified by the rules and regulations of the SEC, applied on a consistent basis to prior periods and shall fairly present in all material respects the financial position of such party at the date thereof and the results of its operations and cash flows for the period indicated, except that any such interim financial statements shall be subject to normal audit adjustments that shall not be expected to have a Material Adverse Effect on such party taken as a whole and shall not include all footnotes.

(b)           At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either GGAC or the Company and a reasonable time prior to the date of sale of securities offered by the Private Placement Memorandum, the other party shall be given an opportunity to review and comment upon such Reviewable Document or Private Placement Memorandum, and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document or deliver the Private Placement Memorandum without the consent of the other party if it is advised by counsel that such Reviewable Document or the Private Placement Memorandum must be filed, issued, submitted or delivered in the form objected to by the other party so that the filing, issuing, submitting or delivering party is in compliance with applicable law.

(c)           Any language included in a Reviewable Document or the Private Placement Memorandum that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party.

(d)           Prior to the Closing Date (i) the Company and GGAC shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC or the Private Placement Memorandum after it has been delivered to potential investors, and (ii) the Company and GGAC shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by GGAC with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6           Confidentiality; Access to Information.

(a)           Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Contributions contemplated hereby.

(b)           Access to Information.

(i)           The Company will afford GGAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as GGAC may reasonably request, including the documents and information described in Schedule 5.6(b)(i) hereto. No information or knowledge obtained by GGAC in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Contributions.

(ii)          GGAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of GGAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of GGAC, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Contributions.

5.7           Commercially Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contributions and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied (but excluding the waiver of any of such Party’s conditions to their obligations to effect the Contributions); (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Section 2.5 of the Company Schedule; (iv) providing and permitting suitably knowledgeable directors, officers, employees and other Persons to attend “road shows” that are to be presented to existing and prospective GGAC security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require GGAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.8           Registration Rights. The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form of Exhibit E hereto at the Closing pursuant to which GGAC will under certain circumstances agree to register for resale under the Securities Act the GGAC Ordinary Shares to be issued to the Controlling Persons and the Optionholders pursuant to this Agreement.

5.9           No GGAC Securities Transactions. Neither the Company, the Controlling Persons nor the Optionholders, nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of GGAC prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.10           No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company, the Controlling Persons and the Optionholders acknowledge that they have read GGAC’s final prospectus dated June 25, 2014 (“Final Prospectus”) and understand that GGAC has established the Trust Fund for the benefit of GGAC’s public shareholders and that GGAC may disburse monies from the Trust Fund only (a) to GGAC’s public shareholder in the event they elect to convert their shares into cash in accordance with GGAC’s Charter Documents and/or the liquidation of GGAC, (b) to GGAC after, or concurrently with, the consummation of a business combination, and (c) to GGAC in limited amounts for its working capital requirements and tax obligations. The Company, the Controlling Persons and the Optionholders further acknowledge that, if GGAC does not consummate a business combination by June 25, 2016, GGAC will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, shareholders, representatives, advisors and all other associates and Affiliates, the Controlling Persons, on behalf of themselves and the Controlling Person Affiliates, and the Optionholders, for themselves, hereby waive all rights, title, interest or claim of any kind against GGAC to collect from the Trust Fund any monies that may be owed to them by GGAC for any reason whatsoever, including but not limited to a breach of this Agreement by GGAC or any negotiations, agreements or understandings with GGAC (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

5.11           Disclosure of Certain Matters. Each of GGAC, the Company, the Controlling Persons and the Optionholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is materially adverse to the operations or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement or the Private Placement Memorandum. The parties shall have the obligation to supplement or amend the Company Schedules and GGAC Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of 6.2(a), 6.3(a), 7.1(a)(i), 7.1(b)(i), 8.1(d) and 8.1(e) hereof, the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are expressly contemplated by this Agreement or the Reorganization or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.12         Securities Listing. GGAC shall use its commercially reasonable best efforts to maintain the listing of its securities for trading on Nasdaq from and after the Contributions and to cause the GGAC Ordinary Shares to be issued in connection with the transactions contemplated hereby to be approved for listing on Nasdaq from and after the Contributions.

5.13         No Solicitation. Neither the Company, the Controlling Persons nor the Optionholders will, and they will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into or continue discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than GGAC and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

5.14         Liability Insurance.

(a)           GGAC agrees to continue the directors’ and officers’ liability insurance currently maintained by GGAC, the Company and its Subsidiaries for a period of six years following the Closing Date for acts or omissions occurring on or prior to the Closing Date.

(b)           If GGAC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or (iii) causes the Company or its Subsidiaries to effect a transaction of the type described in clauses (i) or (ii), then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of GGAC assume the obligations set forth in this Section 5.14.

(c)           The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of GGAC, the Company or its Susbidiaries for all periods ending on or before the Closing Date and may not be changed.

5.15         Insider Loans; Equity Ownership in Subsidiaries. Each of the Controlling Persons and the Optionholders, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company, if applicable; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own, directly or indirectly (except through ownership of the Company), any equity interests in any Subsidiary of the Company. The Company shall use its commercially reasonable best efforts to enable such Persons to accomplish the foregoing.

5.16         Certain Financial Information. Within twenty (20) business days after the end of each fiscal quarter between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to GGAC interim unaudited consolidated financial statements of the Company and its Subsidiaries for such fiscal quarter, certified by the chief financial officer of the Company as being true and correct, including a balance sheet, statement of operations, and statements of shareholders’ equity and cash flow, prepared in accordance with Brazilian GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes. This Section 5.16 shall not be deemed to limit the obligation of the Company under Section 5.5(a) hereof.

5.17         Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide GGAC and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.5(a) or Section 5.16 hereof and (b) cooperate fully with any reviews performed by GGAC or its advisors of any such financial statements or information.

5.18         GGAC Borrowings. Through the Closing, GGAC shall be allowed to borrow funds from its directors, officers, shareholders and/or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of GGAC in due course on a non-interest bearing basis and repayable at Closing (or convertible at Closing into securities of GGAC in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

5.19         Trust Fund Disbursement. GGAC shall cause the Trust Fund to be disbursed to GGAC and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of GGAC due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (i) to shareholders who elect to have their GGAC Ordinary Shares converted to cash in accordance with the provisions of GGAC’s Charter Documents, (ii) for income tax or other tax obligations of GGAC prior to Closing, (iii) as repayment of loans and reimbursement of expenses to GGAC’s directors, officers, shareholders and/or their affiliates, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to GGAC in connection with its operations and efforts to effect a business combination, including the Contributions.

5.20         Option Plan. Prior to the Extraordinary General Meeting, GGAC will create and have its board of directors approve the GGAC Plan in a form mutually acceptable to GGAC and the Company.

5.21         [Intentionally omitted]

5.22         Company Options. Simultaneously with the execution of this Agreement, the Optionholders have delivered to the Company, with a copy to GGAC, irrevocable instructions to exercise in full at the Closing Date the Company Options held by them, and an instrument of assignment, duly endorsed, directing the Option Shares to be issued in the name of GGAC (the “Irrevocable Instructions”), and have taken all other steps reasonably necessary to exercise such Company Options and cause the Option Shares to be issued to GGAC at the Closing.

5.23         Charter Amendments. Simultaneously with the Closing, subject to the GGAC shareholder’s approval and adoption of the matters described in clause (B) of Section 5.1(b) hereto by the requisite vote under the Companies Law and the GGAC Charter Documents, GGAC shall file an amendment and restatement of its Memorandum and Articles of Association that effectuates the Charter Amendments with the Cayman Islands Registrar of Companies.

5.24         Board of Directors of GGAC. The board of directors of GGAC from and after the Closing Date (the “GGAC Board”) shall consist of the directors identified in the Proxy Statement, one (1) of whom will be selected by the Company and four (4) of whom will be selected by the pre-Closing board of directors of GGAC (three (3) of whom will be considered independent under Nasdaq listing requirements).

5.25         Open Market Purchases. By execution of this Agreement, the Controlling Persons have committed to use their commercially reasonable best efforts to purchase, directly or through the Controlling Person Affiliates, at least $30 million of GGAC Ordinary Shares in the open market (“Open Market Purchases”); provided that, to the extent the Controlling Persons and Controlling Person Affiliates make less than $30 million in Open Market Purchases, the Controlling Persons, directly or through the Controlling Person Affiliates, shall purchase an amount of securities in the Private Placement equal to such deficiency. Any such Open Market Purchases would be effected either (i) pursuant to a 10b-5 1 trading plan or (ii) at a time when the Company and the buyer is not aware of any material nonpublic information regarding the Company or its securities.

5.26         Release Letters. The Company shall use commercially reasonable best efforts to obtain customary release letters (the “Release Letters”), together with any related release documentation, in form and substance reasonably satisfactory to GGAC, related to the indebtedness and other obligations set forth in Schedule 5.26 hereto, providing for the release of and termination of any Liens and guarantees in connection therewith, including without limitation the Liens set forth in Schedule 1.1(a) hereto.

5.27         General Shareholders Meeting of the Company. At the Closing Date, the Controlling Persons shall irrevocably hold a general shareholders meeting of the Company (the “General Shareholders Meeting”) in order to approve: (a) (i) the capital increase of the Company in order to implement the issuance of the Option Shares to the Optionholders upon the exercise of the Company Options and (ii) the Capital Contribution upon issuance of Company New Shares to GGAC; (b) the extinction of the board of directors and the election of the board of officers of the Company, as applicable, according to the draft resolutions of the General Shareholders Meeting set forth in Schedule 5.27 hereto; and (c) the consolidation to the by-laws of the Company. The Controlling Persons shall, or shall cause the Controlling Person Affiliates holding the Outstanding Shares to, irrevocably vote all Company Ordinary Shares held by them in favor of the matters set forth in the foregoing sentence at the General Shareholders Meeting.

5.28         Acknowledgement Regarding Projections. GGAC acknowledges that it has received from the Company, certain Controlling Person Affiliates and/or the Controlling Persons certain projections, forecasts and prospective or third party information relating to the Company and its Affiliates. GGAC acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) neither GGAC nor any other Person shall have any claim against the Company, the Controlling Person Affiliates or the Controlling Persons or any of their respective directors, officers, Affiliates, agents or other Representatives with respect thereto. Accordingly, GGAC acknowledges that neither the Company nor the Controlling Person Affiliates, the Controlling Persons or any other Person makes any representations or warranties with respect to such projections, forecasts or information (it being understood that this acknowledgment does not cover any underlying facts or information which are addressed by any of the representations and warranties made by the Company in Article II of this Agreement).

5.29         Cancellation of Trademark Transfer. The Controlling Persons shall take all measures necessary in order to cancel the transfer of the trademarks identified in Section 2.18(c) of the Company Schedules.

5.30         Payment of Debts with Controlling Persons. The Company shall repay to the Controlling Persons the loans made by such Controlling Persons and any other amount owed by the Company to such Persons at or prior to the Closing Date.

5.31         GGAC’s Warrant. According to the terms of the Investor Relations Consulting Agreement entered into between the Company, GGAC and MZHCI, LLC on July 1, 2015, GGAC shall issue in favor of MZHCI, LLC a one-year warrant to purchase up to 60,000 GGAC Ordinary Shares exercisable at $11.50 per share. The warrant shall vest in four quarterly installments of 15,000 shares provided that the closing price of the GGAC Ordinary Shares trades at or above 130% of the price of the GGAC Ordinary Shares on the Closing Date.

5.32         Financial Covenant Waivers. The Company shall use its commercially reasonably best efforts to maintain the waivers of the covenants set forth in Schedule 5.32 hereto (the “Waivers”) for at least sixty (60) days after the Closing Date.

5.33         Admission of Second Shareholder in the Company. The Parties hereto recognize and agree that GGAC shall transfer at least one (1) share in the capital stock of the Company to a second shareholder until the date of the annual Shareholders’ Meeting of the Company that shall resolve on the audited financial statements of the Company for its 2015 fiscal year.

Article VI
CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party to Effect the Contributions. The respective obligations of each party to this Agreement to effect the Contributions shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           GGAC Shareholder Approval. The GGAC Shareholder Approval shall have been duly approved and adopted by the shareholders of GGAC by the requisite vote under the Companies Law and the GGAC Charter Documents.

(b)           GGAC Net Tangible Assets. GGAC shall have at least $5 million of net tangible assets following the exercise by holders of GGAC Ordinary Shares issued in GGAC’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares into a pro rata share of the Trust Fund in accordance with GGAC’s Charter Documents.

(c)           No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Contributions illegal or otherwise prohibiting consummation of the Contributions, substantially on the terms contemplated by this Agreement.

(d)           Corporate Reorganization. The Company, certain Controlling Person Affiliates and the Controlling Persons shall have effected the Reorganization, in accordance with the steps set forth in the Schedule 5.3 hereto.

6.2           Additional Conditions to Obligations of the Company, the Controlling Persons and the Optionholders. The obligations of the Company, the Controlling Persons and the Optionholders to consummate and effect the Contributions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)           Representations and Warranties. The representations and warranties contained in Article III of this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on GGAC. The Company shall have received a certificate with respect to the foregoing signed on behalf of GGAC by an authorized officer of GGAC (“GGAC Closing Certificate”).

(b)           Agreements and Covenants. GGAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date in all material respects, and the GGAC Closing Certificate shall include a provision to such effect.

(c)           No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of GGAC to own, operate or control any of the assets and operations of the Company following the Contributions and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)           Consents. GGAC shall have obtained all consents, waivers and approvals required to be obtained by GGAC in connection with the consummation of the transactions contemplated hereby, other than consents, waivers, permits and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on GGAC and the GGAC Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect. No Material Adverse Effect with respect to GGAC shall have occurred since the date of this Agreement.

(f)           SEC Compliance. Immediately prior to Closing, GGAC shall be in compliance with the reporting requirements under the Exchange Act.

(g)           Other Deliveries. At or prior to Closing, GGAC shall have delivered to the Company (i) the items set forth in Section 1.2(b); (ii) copies of resolutions and actions taken by the board of directors and shareholders of GGAC in connection with the approval of this Agreement and the transactions contemplated hereunder; (iii) a certificate of good standing with respect to GGAC, dated not more than five (5) days prior to the Closing Date, from the Registry of Companies of the Cayman Islands; and (iv) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(h)           Trust Fund. GGAC shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section 5.19 hereof, disbursed upon the Closing as provided for in this Agreement.

(i)           Opinion of Counsel. The Company shall have received an opinion of counsel to GGAC in substantially the form of Exhibit A hereto.

(j)           Registration Rights Agreement. The Registration Rights Agreement shall be executed by the parties thereto.

(k)          Resignations. The persons listed in Schedule 6.2(k) hereto shall have resigned from all of the positions and offices with GGAC set forth next to each such person’s name.

6.3           Additional Conditions to the Obligations of GGAC. The obligations of GGAC to consummate and effect the Contributions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by GGAC:

(a)           Representations and Warranties. The representations and warranties contained in Article II of this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be so true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. GGAC shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company and signed by the Representative on behalf of each of the Controlling Persons and the Optionholders (“Company Closing Certificate”).

(b)           Agreements and Covenants. The Company, the Controlling Persons and the Optionholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c)           No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

(d)           Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers, permits and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f)           Lock-Up Agreements. The Lock-Up Agreements shall be in full force and effect.

(g)           Option Exercises. The Irrevocable Instructions shall be in full force and effect.

(h)           Private Placement. GGAC shall have received irrevocable subscriptions, other than subscriptions from the Controlling Persons and Controlling Person Affiliates pursuant to Section 5.25 hereof, for at least $50,000,000 in the Private Placement.

(i)           Open Market Purchases. The Open Market Purchases shall have occurred.

(j)           Opinion of Counsel. GGAC shall have received an opinion of counsel to the Company in substantially the form of Exhibit B hereto.

(k)           Other Deliveries. At or prior to Closing, the Company shall have delivered to GGAC: (i) the items set forth in Section 1.2(c); (ii) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder; (iii) a certificate of good standing with respect to the Company, dated not more than fifteen (15) days prior to the Closing Date, from the competent Board of Trade (Junta Comercial) of Brazil; and (iv) such other documents or certificates as shall reasonably be required by GGAC and its counsel in order to consummate the transactions contemplated hereunder.

(l)           Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described in Section 2.22 of the Company Schedule; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Controlling Person or Insider shall own, directly or indirectly (except through ownership of the Company), any equity interests in any Subsidiary of the Company.

(m)          Release Letters. The Release Letters shall be in full force and effect.

(n)          Trademarks. The transfer of the trademarks identified in Section 2.18(c) shall have been cancelled.

(o)           Reorganization. The Reorganization shall have been effected, in accordance with the steps set forth in Schedule 5.3 hereto, as a result of which the Company will not have incurred any indebtedness, other than indebtedness not exceeding $50,000,000 in the aggregate, and the Company will have accrued goodwill amortizable under applicable Tax law in the amount of R$200,000,000.

(p)           Waivers. The Waivers shall be in full force and effect.

Article VII
INDEMNIFICATION

7.1           Indemnification.

(a)           Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4 hereof), from and after the Closing, GGAC, the Surviving Corporation and their respective representatives, successors and permitted assigns (the “GGAC Indemnified Parties”) shall be indemnified, defended and held harmless by the Controlling Persons and the Optionholders (the “Company Indemnifying Parties”), jointly and severally, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any GGAC Indemnified Party by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of the Company, the Controlling Persons or the Optionholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company, the Controlling Persons or the Optionholders (or by the Representative on their behalf) to GGAC pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of the Company, the Controlling Persons or the Optionholders contained in this Agreement.

(b)           Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4 hereof), from and after the Closing, the Controlling Persons and Optionholders and their respective representatives, successors and permitted assigns (the “Company Indemnified Parties”) shall be indemnified, defended and held harmless by GGAC (the “GGAC Indemnifying Parties”), but only to the extent of a number of newly issued GGAC Ordinary Shares equal to the number of Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Company Indemnified Party by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of GGAC contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by GGAC to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of GGAC contained in this Agreement.

(c)           As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid, but net of any provisions or reserves relating to such matter recorded in the Company’s Audited Financial Statements; provided, however, that Losses shall not include incidental, consequential, indirect, punitive, special or exemplary damages; provided, further, that in relation to any Third Party Claim, a Loss shall only be considered incurred and be indemnifiable when and to the extent actually due and payable by the Indemnified Party, it being understood that any claim for such a Loss shall be preserved in accordance with Section 7.4(b) if the claim for indemnification is made prior to the expiration of the applicable Survival Period (as defined below), notwithstanding that the Third Party Claim has not yet been reduced to an amount due and payable. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the Indemnified Parties may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d)           As used in this Article VII, with respect to any claim, the term “Indemnified Parties” means the party seeking indemnification hereunder, whether by the GGAC Indemnified Parties under Section 7.1(a) hereof or by the Company Indemnified Parties under Section 7.1(b) hereof, and the term “Indemnifying Parties” means the party against whom indemnification is sought hereunder, whether against the Company Indemnifying Parties under Section 7.1(a) hereof or against the GGAC Indemnifying Parties under Section 7.1(b) hereof.

7.2           Indemnification of Third Party Claims. The indemnification obligations under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnified Party by a third party (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)           Notice of Claim. The Indemnified Party, acting through the Representative, will give the Indemnifying Parties prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b)           Defense. The Indemnifying Parties shall have the right, at their option (subject to the limitations set forth in Section 7.2(c) hereof) and at their own expense, by written notice to the Indemnified Parties, to assume the entire control of, subject to the right of the Indemnified Parties to participate (at their expense and with counsel of their choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense. If the Indemnifying Parties are permitted and elect to assume the defense of a Third Party Claim:

(i)           the Indemnifying Parties shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Parties reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, the Indemnified Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii)          the Indemnified Parties shall cooperate fully in all respects with the Indemnifying Parties in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Parties shall make available to the Indemnifying Parties all pertinent information and documents under its control.

(c)           Limitations of Right to Assume Defense. The Indemnifying Parties shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Representative if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Parties which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnified Parties other than as a result of money damages or other money payments.

(d)           Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any claim for indemnification with respect to a Third Party Claim and shall not affect the Indemnifying Parties’ duties or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Parties to defend against or reduce their liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Parties are obligated to be greater than such damages would have been had Indemnified Parties given the Indemnifying Parties prompt notice hereunder. So long as the Indemnifying Parties are defending any such action actively and in good faith, the Indemnified Parties shall not settle such action. The Indemnified Parties shall make available to the Indemnifying Parties all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Parties, for the use of the Indemnifying Parties and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)           Failure to Defend. If the Indemnifying Parties, promptly after receiving a Notice of Claim, fail to defend such Third Party Claim actively and in good faith, the Indemnified Parties, at the reasonable cost and expense of Indemnifying Parties, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Parties shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)           Indemnified Parties’ Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Parties shall not, without the written consent of the Indemnified Parties, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Parties of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Parties.

(g)           Indemnifying Parties Consent. Unless the Indemnifying Parties have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3           Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Indemnified Parties prior to or after the Closing, the Indemnified Parties shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Parties shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Parties for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Parties. If the Indemnified Parties have received the payment required by this Agreement from the Indemnifying Parties in respect of any Loss and later receive proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Parties and shall pay to the Indemnifying Parties, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Parties pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4           Limitations on Indemnification.

(a)           Survival: Time Limitation.

(i)           The representations, warranties, covenants and agreements of the Company, the Controlling Persons or the Optionholders in this Agreement or in any writing delivered by the Company, the Controlling Persons or Optionholders (or by the Representative on their behalf) to GGAC in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a) hereof) shall survive the Closing for the period that ends on the Basic Indemnity Escrow Termination Date (the “Basic Survival Period”), except that the right of GGAC Indemnified Parties to bring (i) Tax Indemnification Claims shall survive the Closing for the period that ends on the Tax Escrow Termination Date (the “Tax Survival Period”) and (ii) claims for the breach of the representations and warranties in Sections 1.8(c)(iv), 2.3, and 2.4 hereof shall survive without limitation as to time.

(ii)          The representations, warranties, covenants and agreements of GGAC in this Agreement or in any writing delivered by GGAC to the Company in connection with this Agreement (including the certificate required to be delivered by GGAC pursuant to Section 6.2(a) hereof) shall survive the Closing for the Basic Survival Period, except that the right of the Company Indemnified Parties to bring claims for the breach of the representations and warranties in Sections 3.3 and 3.4 hereof shall survive without limitation as to time.

(b)           Any indemnification claim made by an Indemnified Party prior to the termination of the Basic Survival Period or the Tax Survival Period (each a “Survival Period”), as the case may be, shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period or the Tax Survival Period, as the case may be.

(c)           Deductible. No amount shall be payable by the Indemnifying Parties under this Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable by such Indemnifying Parties exceeds $600,000 (the “Deductible”), in which event the amount payable shall be the full amount (and not just the amount in excess of the amount of the Deductible), and, subject to the limitations set forth in Section 7.4(d) hereof, all future amounts that become payable under Section 7.1 hereof from time to time thereafter. With respect to any claim as to which the Indemnified Party may be entitled to indemnification, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $30,000, provided that such Losses shall be counted toward the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of (i) with respect to claims for indemnification by the GGAC Indemnified Parties, (A) a breach of the representations and warranties in Sections 1.8(c)(iv), 2.3 or 2.4, or (B) a Tax Indemnification Claim, or (ii) with respect to claims for indemnification by the Company Indemnified Parties, a breach of the representations and warranties in Sections 3.3 or 3.4, all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof.

(d)           Aggregate Amount Limitation.

(i)           Except with respect to a breach of the representations and warranties in Sections 1.8(c)(iv), 2.3 and 2.4 hereof, the aggregate liability of the Company Indemnifying Parties for Losses pursuant to Section 7.1(a) hereof shall not in any event exceed the Escrow Shares in the case of Basic Indemnity Claims or the Tax Indemnity Shares in the case of Tax Indemnity Claims and GGAC Indemnified Parties shall have no claim against the Company Indemnifying Parties other than for any of such Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares). Notwithstanding anything to the contrary herein, the maximum liability of each Company Indemnifying Party to the GGAC Indemnified Parties (including, without limitation, with respect to a breach of the representations and warranties set forth in Sections 1.8(c)(iv), 2.3, and 2.4 hereof) shall be limited to returning up to 100% of the Investment Consideration received by such Company Indemnifying Party pursuant to the provisions of Section 1.1 hereof and, in the case of the Controlling Persons, paying up to 100% of such Controlling Person’s pro rata share, based on the number of GGAC Ordinary Shares received pursuant to Section 1.1 hereof, of the Capital Contribution.

(ii)          The aggregate liability of the GGAC Indemnified Parties for Losses pursuant to Section 7.1(b) hereof shall not in any event exceed a number of newly issued GGAC Ordinary Shares equal to the number of Escrow Shares.

7.5           Exclusive Remedy. GGAC, on behalf of itself and the other GGAC Indemnified Parties, and Controlling Persons and the Optionholders, on behalf of the themselves and the other Company Indemnified Parties, hereby acknowledge and agree that, from and after the Closing, the sole remedy of the Indemnified Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Indemnified Parties right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6           Adjustment to Investment Consideration and Capital Contribution. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the Investment Consideration and Capital Contribution, except as otherwise required by law.

7.7           Representative Capacities; Application of Escrow Shares. The parties acknowledge that all actions required or permitted to be taken by the Controlling Persons or the Optionholders in their roles as Company Indemnified Parties or Company Indemnifying Parties under this Article VII shall be taken by the Representative on behalf of such Persons. The Representative’s obligations under this Article VII are solely as a representative of the Controlling Persons and the Optionholders in the manner set forth in this Agreement and the Escrow Agreement with respect to the obligations to indemnify the GGAC Indemnified Parties or the right to be indemnified by the GGAC Indemnifying Parties under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to GGAC Indemnified Parties as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. The parties further acknowledge that all actions required or permitted to be taken by GGAC or the Surviving Corporation in their roles as GGAC Indemnified Parties or GGAC Indemnifying Parties under this Article VII shall be taken by the Committee on behalf of such Persons. The Committee’s obligations under this Article VII are solely as a representative of the GGAC and the Surviving Corporation in the manner set forth in this Agreement and the Escrow Agreement with respect to the obligations to indemnify the Company Indemnified Parties or the right to be indemnified by the Company Indemnifying Parties under this Article VII and that the Committee shall have no personal responsibility for any expenses incurred by it in such capacity and that all payments to Company Indemnified Parties as a result of such indemnification obligations shall be made solely from, and to the extent of, a number of newly issued GGAC Ordinary Shares equal to the number of Escrow Shares. Out-of-pocket expenses of the Representative and the Committee for attorneys’ fees and other costs shall be borne in the first instance by GGAC and the Controlling Persons, respectively, either of whom may make a claim for reimbursement thereof against the Escrow Shares or such newly issued GGAC Ordinary Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim by the GGAC Indemnified Parties for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. The value of any newly issued GGAC Ordinary Shares shall be determined in accordance with the Escrow Agreement as if such shares were Escrow Shares.

7.8           Tax Benefits. The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such Indemnified Party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the Indemnified Party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the Indemnified Party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The Indemnified Party shall provide the Indemnifying Party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9           Mitigation. An Indemnified Party shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

Article VIII
TERMINATION

8.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of GGAC and the Controlling Persons at any time;

(b)           by either GGAC or the Controlling Persons if the Contributions shall not have been consummated by December 15, 2015 (“Outside Date”) for any reason, provided that the Outside Date shall be automatically extended for two (2) additional successive 30-day periods, in case the Contributions are not consummated for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Contributions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement. For the avoidance of doubt, in the event the Agreement is terminated, none of the Controlling Persons, Optionholders or the Company or their respective Affiliates shall have any liability to GGAC or its Affiliates for the failure to obtain any Release Letters or any consents of third parties hereunder other than for reimbursement of expenses pursuant to Section 8.3(a);

(c)           by either GGAC or the Controlling Persons if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contributions, which order, decree, judgment, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order, decree, judgment, ruling or other action being final and nonappealable;

(d)           by the Controlling Persons, upon a material breach of any representation, warranty, covenant or agreement on the part of GGAC set forth in this Agreement, or if any representation or warranty of GGAC shall have become untrue, in either case such that the conditions set forth in Article VI hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or inaccuracy is curable by GGAC prior to the Closing Date, then the Controlling Persons may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to GGAC of such breach or inaccuracy, provided GGAC continues to exercise commercially reasonable best efforts to cure such breach or inaccuracy (it being understood that the Controlling Persons may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach or inaccuracy is cured by GGAC during such thirty (30) day period);

(e)           by GGAC, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, the Controlling Persons or the Optionholders set forth in this Agreement, or if any representation or warranty of the Company, the Controlling Persons or the Optionholders shall have become untrue, in either case such that the conditions set forth in Article VI hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or inaccuracy is curable by the Company prior to the Closing Date, then GGAC may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from GGAC to the Company of such breach or inaccuracy, provided the Company continues to exercise commercially reasonable best efforts to cure such breach or inaccuracy (it being understood that GGAC may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach or inaccuracy is cured by the Company during such thirty (30) day period);

(f)           by either GGAC or the Controlling Persons, if, at the Extraordinary General Meeting (including any adjournments thereof), the GGAC Shareholder Approval is not obtained, or GGAC will have less than $5 million of net tangible assets following the exercise by the holders of GGAC Ordinary Shares issued in GGAC’s initial public offering of their rights to convert the GGAC Ordinary Shares held by them into cash in accordance with GGAC’s Charter Documents.

8.2           Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or 8.1(e) hereof and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall be of no further force or effect and the Contributions shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.10, 8.2 and 8.3 and Article X (General Provisions) hereof shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) hereof caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Contributions to occur on or before the date stated therein.

8.3           Fees and Expenses. Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are effected and consummated. Notwithstanding the foregoing sentence, (a) if all of the conditions set forth in Section 6.1 and Section 6.2 hereof have been satisfied, but any of the conditions set forth in Section 6.3(d), Section 6.3(m) or Section 6.3(p) hereof have not been satisfied and this Agreement is terminated by GGAC, the Company shall pay all reasonable and documented out of pocket fees and expenses incurred by GGAC in connection with this Agreement up to a maximum of $500,000, which shall be the sole liability of the Company, the Controlling Persons and the Optionholders for any failure to obtain the Release Letters or any third party consents.

Article IX
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

Term	Section
Accounting Firm	Section 1.1(e)(iii)
Actual EBITDA Amount	Section 1.1(e)(i)
Additional GGAC SEC Reports	Section 5.4(c)
Agreement	Preamble
Approvals	Section 2.1(a)
Audited Financial Statements	Section 2.7(a)
Basic Indemnity Escrow Termination Date	Section 1.6
Basic Survival Period	Section 7.4(a)(i)
Blue Sky Laws	Section 1.8(a)(ii)
Brazilian GAAP	Section 1.1(e)(iv)
CADE	Section 2.23
Capital Contribution	Section 1.1(d)
Charter Amendments	Section 5.1(b)
Charter Documents	Section 2.1(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Closing Form 8-K	Section 5.4(b)
Closing Press Release	Section 5.4(b)
Code	Section 1.4
Committee	Section 1.7(a)
Companies Law	Section 5.1(c)
Company	Preamble
Company Closing Certificate	Section 6.3(a)
Company Contracts	Section 2.19(a)
Company Indemnified Parties	Section 7.1(b)
Company Indemnifying Parties	Section 7.1(a)

Term	Section
Company Intellectual Property	Section 2.18(a)(ii)
Company New Shares	Section 1.1(d)
Company Options	Section 2.3(a)
Company Ordinary Shares	Recitals
Company Products	Section 2.18(a)(v)
Company Registered Intellectual Property	Section 2.18(a)(iv)
Company Schedule	Article II
Continental	Section 1.6
Contributions	Section 1.1(d)
Controlling Person Affiliates	Recitals
Controlling Persons	Preamble
Copyrights	Section 2.18(a)(i)
Corporate Records	Section 2.1(c)
Deductible	Section 7.4(c)
Disclosure Schedules	Section 5.11
Disputing Party	Section 1.1(e)(iii)
Disqualification Event	Section 1.8(a)(iv)
EBITDA	Section 1.1(e)(iv)
EBITDA Adjustment	Section 1.1(e)(i)
EBITDA Shares	Section 1.1(e)(i)
EBITDA Variance	Section 1.1(e)(i)
Environmental Law	Section 2.16(b)
Equity Contributions	Section 1.1(b)
Escrow Account	Section 1.6
Escrow Agent	Section 1.6
Escrow Agreement	Section 1.6
Escrow Shares	Section 1.6
Estimated EBITDA Amount	Section 1.1(e)(i)
Exchange Act	Section 1.8(a)(ii)
Extraordinary General Meeting	Section 5.1(b)
Final Prospectus	Section 5.10
General Shareholders Meeting	Section 5.27
GGAC	Preamble
GGAC Board	Section 5.24
GGAC Closing Certificate	Section 6.2(a)
GGAC Contracts	Section 3.19(a)
GGAC Indemnified Parties	Section 7.1(a)
GGAC Indemnifying Parties	Section 7.1(b)
GGAC Ordinary Shares	Section 1.1(a)
GGAC Plan	Section 5.1(b)
GGAC Preferred Shares	Section 3.3(a)
GGAC Schedule	Article III
GGAC SEC Reports	Section 3.7(a)
GGAC Shareholder Approval	Section 5.1(b)

Term	Section
Governmental Action/Filing	Section 2.21(b)
Governmental Entity	Section 1.8(a)(ii)
Hazardous Substance	Section 2.16(c)
Indemnified Parties	Section 7.1(d)
Indemnifying Parties	Section 7.1(d)
Insider	Section 2.19(a)(i)
Insurance Policies	Section 2.20
Intellectual Property	Section 2.18(a)(i)
Investment Consideration	Section 1.1(b)
Irrevocable Instructions	Section 5.22
Item of Dispute	Section 1.1(e)(iii)
Lock-Up Agreement	Section 1.9
Losses	Section 7.1(c)
Material Company Contracts	Section 2.19(a)
Nasdaq	Section 3.23
Non-Disputing Party	Section 1.1(e)(iii)
Notice of Claim	Section 7.2(a)
Open Market Purchases	Section 5.25
Option Consideration	Section 1.1(b)
Option Contribution	Section 1.1(b)
Option Shares	Recitals
Optionholders	Preamble
Outside Date	Section 8.1(b)
Outstanding Shares	Recitals
Patents	Section 2.18(a)(i)
Personal Property	Section 2.14(b)
Plan	Section 2.11(a)
Plans	Section 2.11(a)
Private Placement	Section 5.2
Private Placement Memorandum	Section 5.2
Proxy Statement	Section 5.1(b)
Registered Intellectual Property	Section 2.18(a)(iii)
Registration Rights Agreement	Section 5.8
Release Letters	Section 5.26
Reorganization	Recitals
Representative	Section 1.7(b)
Reviewable Document	Section 5.5(a)
SEC	Section 1.8(a)(ix)
Securities Act	Section 1.8(a)(ii)
Share Consideration	Section 1.1(a)
Share Contribution	Section 1.1(a)
Shares	Recitals
Signing Form 8-K	Section 5.4(a)
Signing Press Release	Section 5.4(a)

Term	Section
Subsidiaries	Section 2.2(a)
Survival Period	Section 7.4(b)
Surviving Corporation	Preamble
Tax	Section 2.15(a)
Tax Indemnification Claim	Section 1.6
Tax Indemnity Escrow Termination Date	Section 1.6
Tax Indemnity Shares	Section 1.6
Tax Return	Section 2.15(a)
Tax Survival Period	Section 7.4(a)(i)
Taxable	Section 2.15(a)
Taxes	Section 2.15(a)
Third Party Claim	Section 7.2
Trademarks	Section 2.18(a)(i)
Trust Fund	Section 3.25
Unaudited Financial Statements	Section 5.1(a)(ii)
Waivers	Section 5.32

Article X
GENERAL PROVISIONS

10.1          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to GGAC, to:	Garnero Group Acquisition Corp.
Av. Brig. Faria Lima
1485 - 19 Andar
Brasilinvest Plaza, CEP 01452-002
São Paulo, Brasil
Attention: Mario Garnero
Telephone: (55) 1130947970
Telecopy: (55) 1138167471
E-mail: mg@garnerogroup.com

with a copy to:	David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8880
Telecopy: 212-818-8881
Email: dmiller@graubard.com

if to the Company, to:	Q1 Comercial de Roupas S.A.
Rua São Tomé 119, 3 Andar, Vila Olímpia
São Paulo-SP
Attention: Alvaro Jabur Maluf Junior
Telephone: 55 11 3048 0701
Telecopy: 55 11 3048 0701
E-mail: alvaro@grupocolombo.com.br

with a copy to:	McDermott, Will & Emery LLP
340 Madison Avenue
New York, NY 10173-1922
Attention: Robert Cohen, Esq. and Meir A. Lewittes, Esq.
Telephone: +1 (212) 547-5885 / +1 (212) 547-5351
Telecopy: +1 (212) 547 5444
E-mail: rcohen@mwe.com / mlewittes@mwe.com

Also with a copy to:	Souza Cescon Barrieu & Flesch Advogados
Rua Funchal, 418, 10º andar, Vila Olimpia
São Paulo - SP
Attention: Joaquim Oliveira
Telephone: 55 11 3089-6508
Telecopy: 55 11 3089-6500
E-mail: Joaquim.oliveira@scbf.com.br

if to the Controlling Persons or the Optionholders, to:	The address set forth for each such person on Schedule 1.1(a) hereto

with a copy to:	Souza Cescon Barrieu & Flesch Advogados
Rua Funchal, 418, 10º andar, Vila Olimpia
São Paulo – SP
Attention: Joaquim Oliveira
Telephone: 55 11 3089-6508
Telecopy: 55 11 3089-6500
E-mail: Joaquim.oliveira@scbf.com.br

10.2          Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a)           the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b)           the term “Material Adverse Effect” when used in connection with a Person means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that no changes, events, violations, inaccuracies, circumstances or effects arising out of or relating to the following, alone or in combination, shall be deemed or taken into account in determining a Material Adverse Effect: (i) the public announcement or pendency of this Agreement or the transactions contemplated hereby; (ii) any economic, credit, capital, securities or financial markets or any social, regulatory or political conditions in the United States or Brazil or elsewhere in the world, including with respect to interest rates or currency exchange rates; (iii) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or manmade disaster; (iv) any proposal, enactment or change in interpretation of, or other change in, applicable law, U.S. GAAP, Brazilian GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy; (v) general conditions in the industries in which a Person operates; (vi) the failure, in and of itself, of a Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of a Person; and (vii) any action taken or omitted to be taken by a party hereto at the other party’s direction or written request or otherwise required to be taken or omitted to be taken by this Agreement, provided further, that the exceptions in clauses (ii)-(v) above shall not apply to the extent (if any) that the impact of such change, event, circumstance or effect is disproportionately adverse to such Person, relative to other companies in any industry in which such Person operates;

(c)           the term “knowledge” means the actual knowledge or awareness as to a specified fact or event and, with respect to any entity, “knowledge” of any of its directors or managers, principal executive officers;

(d)           the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(e)           the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest), other than for taxes not yet due and payable or being contested in good faith;

(f)           the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; and

(g)          all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3          Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4          Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between GGAC and the Company dated May 28, 2015 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6          Other Remedies; Specific Performance. Except as otherwise provided herein, including pursuant to Section 7.5 hereof, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7          Governing Law. This Agreement shall be governed by and construed in accordance with the law of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8          Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9          Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10        Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties; provided that the Controlling Persons may amend Schedule 1.1(a) hereto as necessary to account for changes in the ownership of GGAC Ordinary Shares as a result of the Reorganization, without the consent of any other party. After the Closing Date, this Agreement may be amended only with the consent of the Representative and the Committee.

10.11        Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12        VENUE; CONSENT TO JURISDICTION AND SERVICE OF PROCESS. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“ICDR”) of the American Arbitration Association (“AAA”). The arbitration shall be brought before the ICDR’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators. Each party shall select one arbitrator and the parties shall jointly agree on the third arbitrator who shall be the chairman and who shall not be a citizen of the U.S. or Brazil. If the parties fail to agree on a chairman within 20 days of confirmation of the second arbitrator, then such chairman shall be named by the ICDR. The arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services shall be borne as directed by the arbitrators. Each of the Company, the Controlling Persons and the Optionholders hereby appoint, without power of revocation, Souza Cescobn Barrieu & Flesch Advogados, located at Rua Funchal, 418, 10º andar, Vila Olimpia, São Paulo, SP, Brazil, Fax No.: 55 11 3089-6500, E-mail: joaquim.oliveira@scbf.com.br, Attn: Joaquim Oliveira, as their respective agent to accept and acknowledge on their behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement. The Company, the Controlling Persons and Optionholders further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of the Effective Date.

[THE SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GARNERO GROUP ACQUISITION COMPANY

By:	/s/ Mario Garnero
Name:	Mario Garnero
Title:	Chief Executive Officer

Q1 COMERCIAL DE ROUPAS S.A.

By:	/s/ Alvaro Jabur Maluf, Jr.
Name:	Alvaro Jabur Maluf, Jr.
Title:	Chief Executive Officer

By:	/s/ Paolo Jabur Maluf
Name:	Paolo Jabur Maluf
Title:	Executive Vice President

CONTROLLING PERSONS:

/s/ Alvaro Jabur Malur, Jr.
Alvaro Jabur Maluf, Jr.

/s/ Paolo Jabur Maluf
Paulo Jabur Maluf

OPTIONHOLDERS:

/s/ Thiago Chaves Ribeiro
Thiago Chaves Ribeiro

/s/ Denis Nieto Piovezan
Denis Nieto Piovezan

/s/ Marina Balaban Spiero
Marina Balaban Spiero

[investment agreement signature page]